Exhibit 10.5

Execution Copy

Amendment to ASSET PURCHASE AND COLLABORATION AGREEMENT

This Amendment (this “Amendment”) to the Asset Purchase and Collaboration Agreement, dated as of June 26, 2015, is dated as of July 15, 2016, by and between Pfizer Research (NC), Inc. (f/k/a Icagen, Inc.), a Delaware corporation (“Pfizer” or the “Seller”), and Icagen Inc. (f/k/a XRpro Sciences, Inc.), a Delaware corporation (“Icagen” or the “Buyer”).

WHEREAS, Pfizer and Icagen are parties to that certain Asset Purchase and Collaboration Agreement, dated as of June 26, 2015 (the “Original Agreement”);

WHEREAS, Icagen-T, Inc., a Delaware corporation and a wholly-owned subsidiary of Icagen (the “Icagen-T”) has entered into an Asset Purchase Agreement with Sanofi US Services Inc. (“Sanofi”) pursuant to which Icagen-T will acquire Sanofi’s high-throughput biology, screening and chemistry capabilities and research facility in Oro Valley, Arizona (collectively, the “Oro Valley Assets”) (the “Sanofi Agreement”); and

WHEREAS, in connection with the closing of the transactions contemplated by the Sanofi Agreement, Icagen-T and Sanofi will enter into a Master Services Agreement, substantially in form of Exhibit A to the Sanofi Agreement (the “Master Services Agreement”);

WHEREAS, pursuant to Section 5.3(d) of the Sanofi Agreement, as a condition to closing the transactions contemplated by the Sanofi Agreement, Icagen-T must deliver to Sanofi a written acknowledgment from Pfizer that any amounts paid by Sanofi to Icagen-T pursuant to the Master Services Agreement or other Ancillary Agreement (as defined in the Sanofi Agreement) and any revenue generated by Icagen-T will be excluded for purposes of calculating the earnout payments owed by Icagen to Pfizer under the Original Agreement;

WHEREAS, in order to satisfy the foregoing condition, Pfizer and Icagen desire to amend the Original Agreement in accordance with Section 11.2 thereof;

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and agreements contained herein, Buyer and Seller hereby agree as follows:

1.          Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, as of the date hereof and at the Effective Time, that (i) attached as Exhibit 10.1.2 to the Current Report on Form 8-K of Icagen is a true and correct copy of the Sanofi Agreement, with the exception of (a) the omission of certain information subject to confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and (b) certain minor modifications to the Sanofi Agreement and the exhibits thereto made subsequent to execution of the Sanofi Agreement, none of which will have a material adverse impact on Pfizer, and such agreement is in full force and effect; (ii) Icagen-T is a wholly-owned subsidiary of Icagen; (iii) in connection with Sanofi Agreement, Buyer has agreed with Sanofi that for a period of five years it will hold the Oro Valley Assets in a different legal entity than the Purchased Assets and to not integrate the operations of the Oro Valley Assets with the Purchase Assets, and (iv) the condition set forth in Section 5.3(d) of the Sanofi Agreement has not been modified or waived.

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2.          Amendments to the Original Agreement.

1.1.       Section 1.1 of the Original Agreement is hereby amended by adding the following defined terms:

“Aggregate Revenue” means consolidated revenue of Buyer and its Affiliates, calculated in accordance with GAAP consistently applied; provided, however, that prior to the Integration Date, Aggregate Revenue will exclude amounts paid by Sanofi to Icagen-T under the Sanofi Services Agreements or in connection with the operation by Icagen-T of the assets acquired under the Sanofi Agreement.

“Integration Date” means the earlier of (i) the legal or operational integration by Buyer or its Affiliates of the Purchased Assets with the Oro Valley Assets and (ii) the fifth anniversary of the closing of the Sanofi Agreement.

“Sanofi Agreement” means the Asset Purchase Agreement, dated as of June 27, 2016, between Sanofi US Services, Inc. (“Sanofi”) and Icagen-T, Inc. (the “Icagen-T”), pursuant to which Icagen-T will acquire Sanofi’s high-throughput biology, screening and chemistry capabilities and research facility in Oro Valley, Arizona (the “Oro Valley Assets”) and will provide services to Sanofi.

“Sanofi Services Agreements” means the Master Services Agreement and other Ancillary Agreements (as such terms are defined in the Sanofi Agreement) entered into by Icagen-T in connection with the Sanofi Agreement.

1.2.       Section 2.6(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) In addition to the Upfront Purchase Price and the Research Revenue Milestone, beginning in calendar year 2017, Buyer shall pay to Seller quarterly earn out payments (“Earn Out Payments”, and together with the Upfront Purchase Price, the “Purchase Price”) equal to the greater of (i) 10% of Aggregate Revenue for the relevant quarter or (ii) $250,000.00, up to an aggregate maximum of $10 million in Earn Out Payments (the “Maximum Earn Out Payment”). Earn Out Payments shall be payable within 60 days following the end of the applicable quarter. For the avoidance of doubt, the first Earn Out Payment would be payable to Seller in May 2017 based on first quarter 2017 revenue.”

1.3.       The Original Agreement is hereby amended by adding a new Section 7.11:

“Section 7.11 Exclusivity Prior to Integration Date. Buyer covenants and agrees that prior to the Integration Date Icagen-T will not, and Buyer will cause Icagen-T not to, (i) run assays or perform other contract research services, in each case, that Buyer could reasonably provide by utilizing the Purchased Assets, other than services performed or to be performed by Icagen-T for Sanofi or its Affiliates under the Master Services Agreements or (ii) perform or engage in ion channel screening.”

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3.          Miscellaneous.

3.1       Defined Terms. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings such terms are given in the Original Agreement.

3.2       Full Force and Effect. This Amendment shall be effective upon the closing of the transactions contemplated under the Sanofi Agreement (the “Effective Time”) and from and after the Effective Time the terms of the Original Agreement shall be amended by this Amendment and this Amendment shall be deemed incorporated into the Original Agreement. After the Effective Time, the provisions of the Original Agreement, as amended by this Amendment, shall remain in full force and effect. Where the Original Agreement is not expressly amended, the terms of the Original Agreement will remain in force.

3.3       Entire Agreement. After the Effective Time, the Original Agreement and this Amendment shall constitute the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.4       Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the Effective Time.

PFIZER RESEARCH (NC), Inc.

By:	/s/ Andrew Muratore
Name:	Andrew Muratore
Title:	Vice President

ICAGEN INC.

By:	/s/ Richard Cunningham
Name:	Richard Cunningham
Title:	Chief Executive Officer

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